Exhibit 10.5
BOB EVANS FARMS, INC.
[NAME OF PLAN] (the “Plan”)
CEO LONG-TERM PERFORMANCE-BASED INCENTIVE AWARD PROGRAM
Fiscal Year [YEAR] Performance Share Award Agreement
In accordance with Section 5(a)(iv) of the Amended and Restated Employment Agreement by and between Bob Evans Farms, Inc. (the “Company”, “we”, “our” or “us”) and you, you are participating in a Long-Term Performance-Based Incentive Award Program (the “Program”). For fiscal year [YEAR] we are granting Performance Shares to you under the Program. “Performance Shares” have the same meaning as provided in [SECTION #] of the Plan. The Performance Shares will not vest unless you meet the Performance Objectives and Employment Conditions contained in this Fiscal Year [YEAR] Performance Share Award Agreement (this “Award Agreement”). Your participation is also subject to other terms and conditions described in the Plan and this Award Agreement.
Capitalized terms that are not defined in this Award Agreement have the same meaning as in the Plan and the agreement which establishes the CEO Long Term Performance-Based Incentive Award Program and defines the terms and conditions for the Five-Year Performance Period from fiscal year 2010 through fiscal year 2014 (the “Five-Year Performance Agreement”).
You should return a signed copy of this Award Agreement to:
Senior Vice President — Human Resources
Bob Evans Farms, Inc.
3776 S. High St.
Columbus, Ohio 43207
1. Performance Shares
(a) Grant Date: [insert Grant Date].
(b) Number of Performance Shares Granted: [insert number of shares] Performance Shares. The number of Performance Shares granted to you for this fiscal year [YEAR] equals the lesser of (i) 125% of your base salary as of [DATE], which is $[BASE SALARY], divided by the average closing price of a Share over the period that is one hundred eighty (180) calendar days (which includes only the days that our stock is being traded), with the 180-day period ending on the date that is seven (7) calendar days prior to the Grant Date, rounded down to the nearest whole Share, which is $[AVERAGE STOCK PRICE]; or (ii) the limit of Performance Shares that you may be granted in any fiscal year when taking into account any other grant of Performance-Based Awards as required by Section [SECTION#] of the Plan.
(c) Performance Objectives: If you meet the Employment Conditions and the Fiscal Year Performance Objectives provided below, the Performance Shares granted in paragraph (b) above will be credited to the Pool, as defined in the Five-Year Performance Agreement.
          (i) “Employment Conditions”: This Award Agreement will terminate and you will forfeit any interest in Performance Shares granted pursuant to this Award Agreement, in the event that (A) your employment with us terminates for any reason prior to the end of fiscal year 2014, or (B) you are no longer our Chief Executive Officer at the end of fiscal year [YEAR].
          (ii) “Fiscal Year Performance Objectives”: At least one of the following Fiscal Year Performance Objectives under subparagraph (A) or (B) below must be met in order for Performance Shares to be credited to the Pool. Note that the Net Income used in calculating Net Income Growth under subparagraph (A) below may take into consideration certain exclusions as the Committee determines in its discretion for each fiscal year, as such calculation solely takes into consideration the Company’s net income growth; however, by comparison, the Net Income used in calculating Net Income Growth under subparagraph (B) is specifically defined, as such specific calculation creates a uniform measure of the net income growth of the Company and the Fiscal Year Peer Group.

          (A) The Company’s Net Income Growth for fiscal year [YEAR] must be                      or greater. In calculating Net Income Growth under this paragraph (c)(ii)(A), the Committee will use the following definitions:
     (i) Net Income means the Company’s Net Income as reported in its financial statements prepared in accordance with GAAP, or any other accounting reporting system under which the Company is required to report its financial statements (the “Financial Statements”), for fiscal year [YEAR]; however, in calculating Net Income, certain income and/or expense items that are not indicative of ongoing results may be excluded in the discretion of the Committee. The Committee will adopt guidelines regarding the calculation of Net Income for fiscal year [YEAR] within, and no exclusion may be changed or added after, the time period specified in Code section 162(m) in order for the Performance Shares to qualify as “performance-based” under Code section 162(m). Examples of items that may be excluded from calculating Net Income include, but are not limited to: “strategic” items (charges or credits related to the high-level strategic direction of the Company, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).
          (B) The rank of the Company’s Net Income Growth for fiscal year [YEAR] as compared to the Fiscal Year Peer Group, as defined below, must be at the 50th percentile or greater. In calculating Net Income Growth under this paragraph (c)(ii)(B), the Committee will use the following definitions:
     (i) Net Income, used in the calculation of Net Income Growth under this paragraph (c)(ii)(B), means the Net Income after expenses and losses have been subtracted from all revenues and gains for the fiscal period including extraordinary items and discontinued operations. The Committee will use the Net Income amounts as reported by us on our Financial Statements and by members of the Fiscal Year Peer Group on their publicly-filed financial statements for the most recent fiscal year ending immediately prior to the Company’s fiscal year [YEAR].
     (ii) Fiscal Year Peer Group means the group of companies that the Committee selects to compare the Company’s Net Income Growth for the fiscal year. The Fiscal Year Peer Group for fiscal year [YEAR] is provided in Appendix A to this Award Agreement. The Fiscal Year Peer Group shall be the same group of companies that the Committee uses to determine compensation and performance objectives for our other executive officers for the same fiscal year.
A detailed explanation of the Net Income Growth calculation and a sample calculation is provided in Appendix B to this Award Agreement.
          (C) Calculation of Net Income Growth. Net Income Growth means the Net Income at the end of fiscal year [YEAR] minus the Net Income at the end of fiscal year [YEAR — 1], with such difference divided by the Net Income at the end of fiscal year [YEAR — 1]. Net Income is defined in paragraphs (c)(ii)(A) and (c)(ii)(B), which definition is to be used for the calculation of our Net Income Growth and the Net Income Growth of the other companies in the Fiscal Year Peer Group to determine the Company’s percentile rank as compared to the Fiscal Year Peer Group, respectively. The following rules also apply regarding Net Income Growth:

     (i) Net Income Growth will be calculated to the tenth decimal place and will not be rounded to the nearest whole number for purposes of determining whether the Fiscal Year Performance Objectives under paragraph (c)(ii) have been met.
     (ii) If the Company has a negative Net Income during fiscal year [YEAR], the Committee has the discretionary authority to establish a different type or calculation of the Net Income Growth target in paragraph (c)(ii)(A) for the fiscal year [YEAR + 1] Award Agreement.
     (iii) If any of the companies in the Fiscal Year Peer Group has a negative Net Income during fiscal year [YEAR], the Committee has the discretionary authority to (a) establish a different type of calculation of Net Income Growth for the Fiscal Year Peer Group, and/or (b) exclude those companies in the Fiscal Year Peer Group that have had a negative Net Income in fiscal year [YEAR], in paragraph (c)(ii)(B) for the [YEAR + 1] fiscal year Award Agreement.
     (iv) If the Net Income Growth of a member of the Fiscal Year Peer Group cannot be calculated at the end of fiscal year [YEAR], for example, the member is no longer a publicly-traded company, then that company will be removed from the Fiscal Year Peer Group at the end of fiscal year [YEAR] for purposes of determining the Company’s percentile rank for such fiscal year.
(d) Certification: At the end of fiscal year [YEAR], the Committee will make a good faith determination and will certify under Code section 162(m)(4)(C)(iii) whether the Fiscal Year Performance Objectives under paragraph (c)(ii) above and material terms of this Award Agreement have been met and the number of Performance Shares that will be credited to the Pool. The number of such Performance Shares credited for fiscal year [YEAR] will either be the number of Performance Shares granted as set forth in Section 1(b) above or zero.
(e) Crediting of Performance Shares: Once credited to the Pool, your Performance Shares will become Conditional Performance Shares as defined in the Five-Year Performance Agreement. Conditional Performance Shares will be subject to the terms and conditions of the Five-Year Performance Agreement.
2. Transfer Restrictions: You may not sell, transfer, pledge, assign, alienate or hypothecate your Performance Shares, which will be held in a book-entry account in your name.
3. Other Rules Affecting Your Performance Shares:
(a) Rights During the Restriction Period: You may not vote or receive any dividends associated with the Performance Shares.
(b) Tax Withholding: You may be required to pay to us and we will have the right and are hereby authorized to withhold from any issuance or transfer due under this Award Agreement or under the Plan or from any compensation or other amount owing to you, applicable withholding taxes with respect to your Performance Shares granted under this Award Agreement or the Plan and to take such action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. Where practicable, we will provide advance notice of your withholding obligations.
(c) Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the corporate laws of the state in which we are incorporated are mandatorily applicable.
(d) Other Agreements: Your Performance Shares will be subject to the terms of any other written agreements between you and us to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(e) Recoupment: This Award Agreement, and any Performance Shares you may receive pursuant to this Award Agreement, is subject to the Company’s Executive Compensation Recoupment Policy, that we adopted on February 17, 2009, as it may be amended from time to time (the “Policy”) and the Executive Recoupment Policy Acknowledgement and Agreement that you signed in accordance with the Policy.
(f) Adjustments to Your Performance Shares: If there is a Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares, the Committee shall appropriately adjust the number of Performance Shares and any other factors, limits or terms affecting your Performance Shares. Any decision by the Committee as to the appropriate adjustments to be made to your Performance Shares will be binding on you.
(g) Other Terms and Conditions: Your Performance Shares and your participation in the Program are subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. You should read the Plan, this Award Agreement, the Five-Year Performance Agreement and the Amended and Restated Employment Agreement between you and the Company, effective May 1, 2009, carefully to ensure you fully understand all the terms and conditions of your grant of Performance Shares. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement shall be binding on you.
(h) Signature in Counterparts: This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
* * * * *
Your Acknowledgment
By signing below as the “Participant,” you acknowledge and agree that:
•	A copy of the Plan and prospectus have been made available to you; and

•	You understand and accept the terms and conditions placed on your Performance Shares.

PARTICIPANT

Date:
Steven A. Davis

BOB EVANS FARMS, INC.

By:	Date:
[NAME]
[TITLE]

APPENDIX A
FISCAL YEAR [YEAR] PEER GROUP

A-1

APPENDIX B
NET INCOME GROWTH CALCULATION AND EXAMPLE
The net income growth calculated for Bob Evans and its peers each year under Section 1(c)(ii)(B) of the Award Agreement will represent the year-over-year change in net income reported by each company after expenses and losses have been subtracted from all revenues and gains for the fiscal period including extraordinary items and discontinued operations. Yearly net income growth will be measured for Bob Evans and for each peer company over each company’s most recently completed fiscal year.
In the table below, Bob Evans’ net income growth for fiscal year 2008 is calculated as described above. Bob Evans’ net income growth of 7% falls between Red Robin Gourmet Burgers’ 4% and The J.M. Smucker Co.’s 8% . Interpolation between Red Robin’s percent rank of 60.1 and Smucker’s of 64.1 results in a percent rank of 61.8 for Bob Evans’ net income growth of 7%.

	Net Income Growth
	Most Recently Completed FY
Landry’s Restaurants Inc.	—
Sanderson Farms Inc	—
Triarc Cos Inc.	—
Darden Restaurants Inc.	87%
Lance Inc	29%
Famous Dave’s of America Inc	23%
Buffalo Wild Wings Inc	21%
BJ’s Restaurants Inc	19%
Del Monte Foods Co	18%
Dennys Corp	14%
McCormick & Company Inc	14%
Carrols Restaurant Group Inc	12%
YUM! Brands Inc.	10%
J.M. Smucker Co (The)	8%	← Bob Evans
Red Robin Gourmet Burgers Inc	4%
Panera Bread Co	-2%
P.F. Changs China Bistro Inc	-4%
Cheesecake Factory Inc. (The)	-9%
Hain Celestial Group Inc (The)	-13%
California Pizza Kitchen Inc	-30%
McDonald’s Corp	-32%
Frisch’s Restaurants Inc.	-36%
CKE Restaurants Inc.	-38%
Papa John’s International Inc	-48%
Steak n Shake Co (The)	-58%
CBRL Group Inc.	-60%
O’Charley’s Inc	-62%
Domino’s Pizza Inc	-64%
Ruby Tuesday Inc	-71%
Brinker International Inc.	-78%
DineEquity Inc	-101%

75th Percentile	14%
50th Percentile	-6%
40th Percentile	-30%
25th Percentile	-51%

Bob Evans Farms Inc.	7%
Percent Rank	61.8%

B-1